Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Senior Vice President and Chief Financial Officer	Global Communications Director
tom.paulson@tennantco.com	kathryn.lovik@tennantco.com
763-540-1204	763-540-1212

Tennant Company SVP and Chief Financial Officer Tom Paulson to Retire

Company to Commence Search for Successor

MINNEAPOLIS, July 25, 2018—Tennant Company (NYSE: TNC) (“Tennant” or “the company”), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, today announced the planned retirement of Tom Paulson, Tennant’s Senior Vice President and Chief Financial Officer, with an expected effective date in the first quarter of 2019. Mr. Paulson has committed to remain with the company until his successor is appointed, and then remain with the company during a transition period until his retirement date.
The company will commence a search to identify Tennant’s next Chief Financial Officer, with the assistance of Crist Kolder Associates, a leading executive search firm.
“As Tennant’s Chief Financial Officer for more than twelve years, Tom has contributed significantly to Tennant’s transformation into a global industry leader,” said Chris Killingstad, President and Chief Executive Officer. “He has played a key role in advancing the company’s strategic initiatives to position Tennant to capitalize on organic and inorganic growth opportunities and, ultimately, enhance value for our shareholders. Our acquisition of IPC, the largest in Tennant’s history, and its continued, successful integration, is a true testament to Tom’s leadership and excellence as Tennant’s CFO. On behalf of everyone at Tennant, I would like to thank Tom for his service and dedication and wish him all the best in his retirement. We are committed to identifying a successor of equal caliber and to ensuring a seamless transition with Tom’s assistance.”
“It has been a privilege to work alongside the talented people at Tennant, and I am proud of all that we have accomplished together,” Tom said. “With a transformative year behind us and the integration of IPC on track, I have decided that this is a good time to begin planning for my next chapter. I have the utmost confidence in Chris’s leadership and in the entire management team’s ability to execute on Tennant’s business objectives to position the company for long-term success. I look forward to seeing what Tennant will accomplish in the years ahead.”

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Company Profile
Founded in 1870, Tennant Company (TNC), headquartered in Minneapolis, Minnesota, is a world leader in designing, manufacturing and marketing solutions that empower customers to achieve quality cleaning performance, reduce their environmental impact and help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; cleaning tools and supplies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant Company had sales of $1.0 billion in 2017 and has approximately 4,300 employees. Tennant has manufacturing operations throughout the world; and sells products directly in 15 countries and through distributors in more than 100 countries. For more information, visit www.tennantco.com and www.ipcworldwide.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

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